Exhibit 10.47

NOTICE OF GRANT OF STOCK UNIT AWARD
NATURAL GROCERS BY VITAMIN COTTAGE, INC.
2012 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Natural Grocers by Vitamin Cottage, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), to the Participant designated in this Notice of Grant of Stock Unit Award (the “Notice”) the number of Stock Units set forth in the Notice representing the right to receive shares of the common stock of the Company (or cash equivalent) in the future subject to the terms, conditions and restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Unit Award (the Notice and the Terms and Conditions referred to collectively as the “Agreement”).

Participant:	Todd Dissinger
Grant Date:	January 2, 2018
# of Stock Units:	60,066

Vesting Schedule: Subject to the provisions contained in Sections 4 and 5 of the Terms and Conditions, the Stock Units shall vest, and the applicable Restrictions set forth in the Terms and Conditions shall lapse, in the event the Participant: (i) does not have a termination of Service prior to the applicable vesting date under the following schedule and (ii) at the time of such vesting after the Grant Date, provided on average at least thirty-eight (38) hours of Service per week in the immediately preceding 90 days:

Vesting Date	Amount Vested
January 2, 2019	20% of the Stock Units
January 2, 2020	20% of the Stock Units
January 2, 2021	20% of the Stock Units
January 2, 2022	20% of the Stock Units
January 2, 2023	20% of the Stock Units

Notwithstanding the foregoing, provided the Participant does not have a termination of Service prior to the date a Change In Control (as defined in the Plan) occurs, all unvested Stock Units will become fully vested on the date a Change In Control occurs.

Settlement: By rule of the Committee, vested Stock Units shall be settled in stock, with each vested Stock Unit being equivalent to one Share, minus the number of Shares whose Fair Market Value (as defined in the Plan) is equal to the minimum amount sufficient to satisfy federal, state and local taxes (including employment taxes) required by law to be withheld with respect to such settlement, rounded down to the nearest whole share.

Dividend Equivalents: The Stock Units shall not carry any right to dividend equivalents.

By signing below, the Participant agrees that this Stock Unit Award is granted under and governed by the terms and conditions of the Agreement and the Plan and acknowledges receipt of the Plan Prospectus and the Company’s Form 10-K for the fiscal year ended September 30, 2017.

PARTICIPANT	NATURAL GROCERS BY VITAMIN COTTAGE, INC.

/s/ Todd Dissinger	By:	/s/ Zephyr Isely
Name and Title: Zephyr Isely, Co-President

TERMS AND CONDITIONS OF STOCK UNIT AWARD

These Terms and Conditions of Stock Unit Award relate to the Notice of Grant of Stock Unit Award attached hereto (the “Notice”, and collectively with these Terms and Conditions, the “Agreement”), by and between Natural Grocers by Vitamin Cottage, Inc. (the “Company”) and the Participant designated in the Notice.

The Committee has approved an award to the Participant under the Company’s Omnibus Incentive Plan, as amended from time to time (the “Plan”) of the number of Stock Units set forth in the Notice representing the right to receive a corresponding number of shares of the Company’s common stock (“Shares”) in the future subject to the terms, conditions and restrictions set forth in the Agreement, and conditioned upon the Participant’s acceptance of the provisions set forth in the Agreement within 60 days after the Agreement is presented to the Participant for review. For purposes of the Agreement, any reference to the Company shall include a reference to any Subsidiary or Affiliate.

1.           Grant of Stock Units.

(a)     As of the Grant Date set forth in the Notice, the Company grants to the Participant the number of Stock Units set forth in the Notice. The Stock Units are subject to the restrictions set forth in Section 2 of this Agreement and the applicable provisions of the Plan.

(b)     The Stock Units granted under this Agreement shall be reflected in a bookkeeping account maintained by the Company during the Restricted Period. If and when the Stock Units become vested and the restrictions set forth in Section 2 expire in accordance with the terms of this Agreement, and upon the satisfaction of all other applicable conditions as to the Stock Units, such Stock Units not forfeited pursuant to Section 4 hereof shall be settled as provided in the Notice and otherwise in accordance with the Plan.

(c)     The Company’s obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of the Participant under this Agreement shall be no greater than those of a general unsecured creditor of the Company. In addition, the Stock Units shall be subject to such restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Shares are then listed, any Company policy and any applicable federal or state securities law.

(d)     Except as otherwise provided in this Agreement or the Plan, settlement of the Stock Units shall occur as soon as practicable after the end of the Restricted Period (as defined below), and upon the satisfaction of all other applicable conditions as to the Stock Units (including the payment by the Participant of all applicable withholding taxes), but in no event later than March 15 of the calendar year following the calendar year in which the Stock Unit vests.

2.           Restrictions.

(a)     The Participant shall have no rights as a stockholder of the Company by virtue of any Stock Unit unless and until such Stock Unit vests and resulting Shares are issued to the Participant.

(b)     None of the Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period, except as may be permitted by the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan.

(c)     Any attempt to dispose of the Stock Units or any interest in the Stock Units in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.

3.            Restricted Period and Vesting. The “Restricted Period” is the period beginning on the Grant Date and ending on the date the Stock Units, or such applicable portion of the Stock Units, become vested under the schedule set forth in the Notice or otherwise in accordance with this Agreement. The Stock Units shall become vested and no longer subject to forfeiture under Section 4 upon expiration of the Restricted Period.

4.           Forfeiture. If during the Restricted Period (i) the Participant incurs a Termination of Service with the Company for any reason, (ii) there occurs a material breach of these Terms and Conditions by the Participant, or (iii) the Participant fails to meet the tax withholding obligations described in Section 5(a) hereof, all rights of the Participant to the Stock Units that have not vested in accordance with the schedule set forth in the Notice or otherwise in accordance with this Agreement as of the date of such event shall terminate immediately and be forfeited in their entirety.

5.           Withholding.

(a)     The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Stock Units. The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of the Plan and this Agreement.

(b)     Subject to any rules prescribed by the Committee, the Participant shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

6.           Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

7.           Nonassignability. The Stock Units may not be sold, assigned, transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such Stock Units, as set forth in this Agreement, have lapsed or been removed.

8.          Participant Representations. The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Participant’s decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this award.

9.          Regulatory Restrictions on the Units. Notwithstanding any other provision of the Plan, the obligation of the Company to issue Shares in connection with this Award under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to this Agreement prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

10.          Miscellaneous.

(a)     Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b)     Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)     Entire Agreement. These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

(d)     Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(f)     Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

(g)     Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. The Agreement may be amended at any time by written agreement of the parties hereto.

(h)     No Right to Continued Employment. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Participant’s employment or service at any time.

(i)     Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.